PIONEER FUNDS DISTRIBUTOR, INC.
                                 60 State Street
                                Boston, MA 02109
                                 (617) 742-7825

                             FORM OF SALES AGREEMENT

Gentlemen:

      Pioneer Funds Distributor, Inc. (PFD), acts as principal underwriter, as defined in the Investment Company Act of 1940, for the registered investment companies (the "Funds") listed on Appendix A attached (as amended from time to time by PFD.) Acting as a principal, PFD offers to sell shares of the Funds subject to the conditions set forth in this agreement and subsequent amendments thereto.

      1. Shares purchased from PFD for sale to the public shall be offered and sold at the price or prices, and on the terms and conditions, set forth in the currently effective prospectus of the Funds, as amended or supplemented from time to time (the "Prospectus" or "Prospectuses"). In the sale of such shares to the public you shall act as dealer for your own account or as agent for your customer and in no transaction shall you have any authority to act or hold yourself out as agent for PFD, any of the Funds, the Funds' Custodians, the Funds' Transfer agent, or any other party, and nothing in this agreement shall constitute you a partner, employee or agent of ours or give you any authority to act for PFD. Neither PFD nor the funds shall be liable for any of your acts or obligations as a broker-dealer under this agreement. Nothing herein shall be construed to prohibit your acting as agent for one or both customers in the sale of shares by one customer to another and charging such customer(s) a reasonable commission.

       2. Shares purchased from PFD for sale to the public shall be purchased only to cover orders previously received by you from your customers. Shares purchased for your own bona fide investment shall not be reoffered or sold except to the applicable Fund or to PFD. PFD also agrees to purchase shares only for investment or to cover orders received.

       3. If you purchase shares from your customers, you agree to pay such customers not less than the redemption price in effect on the date of purchase, as defined in the prospectus of the applicable Fund. Sales of shares at prices reflecting a discount, concession, commission or other reallowance shall be made only to registered broker-dealers which are members of the National Association of Securities Dealers Inc. (NASD) and who also have entered into sales agreements with PFD.

       4. Only unconditional orders for a designated number of shares or dollar amount of investment shall be accepted. Procedures relating to handling orders shall be conveyed to you from time to time. All orders are subject to acceptance or rejection by PFD in our sole discretion.

       5. If any shares sold to or through you under the terms of this agreement are repurchased by PFD or by the issuer or are tendered for redemption within seven business days after the date of our confirmation of the original purchase by you, we both agree to pay to the Fund all commissions on such shares.

       6. Sales by you to the public shall earn a commission computed as a percentage of the applicable offering price and which varies with the size and nature of each such purchase. The terms and conditions affecting the applicable offering prices on shares sold with a front-end sales charge , including features such as combined purchase, rights of accumulation, Letters of Intention and net asset value purchases, are described in the prospectuses. The schedules of commissions generally payable with respect to sales of the Funds are outlined on Appendix A to this agreement. Commission checks for less than $1 will not be issued.

      PFD may, from time to time, offer additional commissions or bonuses on sales by you or your representatives without otherwise revising this agreement. Any such additional commissions or bonuses shall take effect in accordance with the terms and conditions contained in written notification to you.

       7. Remittance of the net amount due for shares purchased from PFD shall be made payable to Pioneering Services Corporation (PSC) Agent for the Underwriter, in New York or Boston funds, within three days of our confirmation of sale to you, or within such shorter time as specified by the rules of the NASD or of a registered clearing agent through which the transaction is settled. Payments made to PSC should be sent to Post Office Box 9014, Boston, MA 02205 (or wired to an account designated by PSC), along with your transfer instructions on the appropriate copy of our confirmation of sale to you. If such payment is not received by PSC, we reserve the right to liquidate the shares purchased for your account and risk. Promptly upon receipt of payment, shares sold to you shall be deposited by PSC to an account on the books of the Fund(s) in accordance with your instructions. Certificates will not be issued unless specifically requested and we reserve the right to levy a charge for issuance of certificates.

       8. You represent that you are and, at the time of purchasing any shares of the Funds, will be registered as a broker-dealer with the US. Securities and Exchange Commission (SEC) or are exempt from such registration; if required to be registered as a broker-dealer you are a member in good standing of the NASD; you are qualified to act as a broker-dealer in the states or jurisdictions in which you intend to offer shares of the Funds; you will abide by all applicable federal and state statutes and the rules of the NASD; and when making sales to citizens or residents of foreign countries, that you will abide by all applicable laws and regulations of that country. Expulsion or suspension from the NASD or revocation or suspension of SEC registration shall act as an immediate cancellation of this agreement.

       9. No person is authorized to make any representations concerning shares of any of the Funds except those contained in the then current Prospectus or Statement of Additional Information for such Fund. In purchasing shares from PFD you shall rely solely on the representations contained in such Prospectuses and Statements of Additional Information.

      10.  Additional  copies  of  the  current   prospectuses,   Statements  of
Additional   Information  (SAI),  and  other  literature  will  be  supplied  in reasonable quantities upon request.



      11. We reserve the right in our discretion to suspend sales or withdraw the offering of shares of any Fund entirely. Either party hereto has the right to cancel this agreement upon five days' written notice to the other party. We reserve the right to amend this agreement at any time and you agree that an order to purchase shares of any one of the Funds placed by you after notice of such amendment has been sent to you shall constitute your agreement to any such amendment.

      12. All written communications to PFD should be sent to the above address.
All written communications to you will be sent to your address listed below.

      13. This agreement shall become effective upon receipt by us of your acceptance hereof and supersedes any prior agreement between us with respect to the sales of Shares of any of the Funds.

      14. This agreement shall be construed in accordance with the laws of Massachusetts. The parties hereby agree that all disputes between us of whatever subject matter, whether existing on the date hereof or arising hereafter, shall be submitted to arbitration in accordance with the then current Code of Arbitration Procedure of the NASD, the Uniform Arbitration Act or similar rules.
Arbitration shall take place in the city of Boston, Massachusetts. Any decision that shall be made in such arbitration shall be final and binding and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

      15. You appoint the transfer agent for each Fund as your agent to execute the purchase transactions of Shares of such Fund in accordance with the terms and provisions of any account, program, plan or service established or used by your customers and to confirm each purchase to your customers on your behalf, except as modified in writing by the transfer agent, and you guarantee to us and the Fund the legal capacity of your customers so purchasing such Shares and any other person in whose name the Shares are to be registered.

                                           PIONEER FUNDS DISTRIBUTOR, INC.
Date:

                                           By:________________________________
                                              William A. Misata
                                              Vice President


The undersigned hereby accepts the offer set forth in above letter.

By:__________________________________________________            firm
                                                                 address1
                                                                 address2
Title:________________________________________________           address3



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                                   APPENDIX A

                                     CLASS A

                                   Schedule 1

Pioneer Fund                          Pioneer Three                       Pioneer Equity-Income Fund
Pioneer II                            Pioneer Gold Shares                 Pioneer Growth Shares
Pioneer International Growth Fund     Pioneer Europe Fund                 Pioneer Winthrop Real Estate
Pioneer Capital Growth Fund           Pioneer Emerging Markets Fund        Investment Fund
Pioneer India Fund

                                  Sales Charge
                                  as % of Public           Broker/Dealer
Purchase Amount                   Offering Price            Commission
Less than  $ 50,000..........         5.75                    5.00%
 $ 50,000 -  99,999..........         4.50                    4.00
  100,000 - 249,999..........         3.50                    3.00
  250,000 - 499,999..........         2.50                    2.00
  500,000 - 999,999..........         2.00                    1.75
1,000,000  or more ..........         none                a) see below


                                   Schedule 2

Pioneer Bond Fund     Pioneer America Income Trust  Pioneer Tax-Free Income Fund
Pioneer Income Fund

                                  Sales Charge
                                  as % of Public           Broker/Dealer
Purchase Amount                   Offering Price            Commission
Less than  $100,000..........         4.50                    4.00%
 $100,000 - 249,999..........         3.50                    3.00
  250,000 -  499,000.........         2.50                    2.00
  500,000 -  999,999.........         2.00                    1.75
1,000,000  or more ..........         none                a) see below


                                   Schedule 3

Pioneer Massachusetts Double  Pioneer New York Triple Pioneer California Double
  Tax-Free Fund                  Tax-Free Fund           Tax-Free Fund
Pioneer Intermediate Tax-Free Fund

                                  Sales Charge
                                  as % of Public           Broker/Dealer
Purchase Amount                   Offering Price            Commission
Less than  $ 50,000..........         3.50                    3.00%
 $ 50,000 -   99,999.........         3.00                    2.50
  100,000 - 499,999..........         2.50                    2.00
  500,000 - 999,999..........         2.00                    1.75
1,000,000  or more ..........         none                a) see below

                                   Schedule 4

Pioneer Short-Term Income Trust
                                  Sales Charge
                                  as % of Public           Broker/Dealer
Purchase Amount                   Offering Price            Commission
Less than  $ 50,000..........         2.50                    2.00%
 $ 50,000 -   99,999.........         2.00                    1.75
  100,000 - 249,999..........         1.50                    1.25
  250,000 - 999,999..........         1.00                    1.00
1,000,000  or more ..........         none                a) see below


a) Purchases of $1 million or more, and certain group plans, are not subject to an initial sales charge. PFD may pay a commission to broker-dealers who initiate and are responsible for such purchases at the following rate: for funds listed on schedules 3 and 4 above, .50 of 1% on purchases of $1 million to $5 million and .10 of 1% on the excess over $5 million. For funds listed on shedules 1 and 2, the rate is as follows: 1% on the first $1 million invested, .50 of 1% on the next $4 million and .10 of 1% on the excess over 5 million. A one-year prepaid service fee is included in this commission. These commissions shall not be payable if the purchaser is affiliated with the broker-dealer or if the purchase represents the reinvestment of a redemption made during the previous 12 calendar months. A contingent deferred sales charge will be payable on these investments in the event of share redemption within 12 months following the share purchase, at the rate of 1% on funds in schedules 1 and 2 ; and .50 of 1% on funds in schedules 3 and 4, of the lesser of the value of the shares redeemed (exclusive of reinvested dividend and capital gain distributions) or the total cost of such shares. For additional information about the broker-dealer commission and contingent deferred sales charge applicable to these transactions, refer to the Fund's prospectus.

                             PLEASE RETAIN THIS COPY


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                                   Schedule 5

Pioneer Cash Reserves Fund    Pioneer U.S. Government Money Fund   Pioneer Tax-Free Money Fund

                                     No Load


                                     CLASS B

   Schedule 1                          Schedule 2           Schedule 3
   ----------                          ----------           ----------
Pioneer Equity Income Fund    Pioneer Intermediate       Pioneer Short-Term
Pioneer Bond Fund                Tax-Free Fund             Income Trust
Pioneer Capital Growth Fund
Pioneer Europe Fund
Pioneer Gold Share
Pioneer America Income Trust
Pioneer Emerging Markets Fund
Pioneer India Fund
Pioneer Cash Reserves Fund
Pioneer Growth Shares*
Pioneer Income Fund*
Pioneer Tax-Free Income Fund*

Broker/Dealer
Commission               4.00%           3.00%                2.00%
----------

Year Since
Purchase              CDSC%              CDSC%                CDSC%

First                  4.0                3.0                  2.0
Second                 4.0                3.0                  2.0
Third                  3.0                2.0                  1.0
Fourth                 3.0                1.0                  none
Fifth                  2.0                none                 none
Sixth                  1.0                none              To A Class
Seventh                none             To A Class
Eigth                  none
Ninth               To A Class


b)Dealer Commission includes a first year service fee equal to 0.25% of the amount invested in all Class B shares.

*Available May 1, 1995